UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           Information to be included in statements filed pursuant to
                   Rule 13d-1(a) and amendments thereto filed
                           pursuant to Rule 13d-2(a).
                               (Amendment No. 8)*

                       FIRST VIRTUAL HOLDINGS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   337486 10 4
                          -----------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------
      RONALD FISHER                               STEPHEN A. GRANT, ESQ.
  SOFTBANK HOLDINGS INC.                           SULLIVAN & CROMWELL
10 LANGLEY ROAD, SUITE 403                           125 BROAD STREET
 NEWTON CENTER, MA 02159                            NEW YORK, NY 10004
     (617) 928-9300                                  (212) 558-4000
--------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
          of Person Authorized to Receive Notices and Communications)

                                DECEMBER 9, 1998
                          ----------------------------
             (Date of Event which Requires Filing of this Statement)

                                (Page 1 of 8 Pages)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                                                SEC 1746(12-91)

                                  SCHEDULE 13D


CUSIP No.  337486 10 4                                     Page 2  of  8  Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                        |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         21,151,550 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH         9.   SOLE DISPOSITIVE POWER
    REPORTING            21,151,550 (1)
      PERSON        ------------------------------------------------------------
       WITH         10.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       21,151,550 (1)
--------------------------------------------------------------------------------

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       54.1% (1)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
      (1) See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.


                                  SCHEDULE 13D

CUSIP No.  337486 10 4                                      Page 3  of  8  Pages
----------------------                                      --------------------

--------------------------------------------------------------------------------

  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       SOFTBANK TECHNOLOGY VENTURES IV L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                        |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         10,560,349 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH         9.   SOLE DISPOSITIVE POWER
    REPORTING            10,560,349 (1)
      PERSON        ------------------------------------------------------------
       WITH         10.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,560,349 (1)
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.0%(1)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
       (1) See Item 5.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  337486 10 4                                     Page 4  of  8  Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       SOFTBANK CORP.
--------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                        |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         22,031,038 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH         9.   SOLE DISPOSITIVE POWER
    REPORTING            22,031,038 (1)
      PERSON        ------------------------------------------------------------
       WITH         10.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       22,031,038 (1)
--------------------------------------------------------------------------------

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       56.4% (1)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       HC, CO
--------------------------------------------------------------------------------
      (1) See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  337486 10 4                                     Page 5  of  8  Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       MASAYOSHI SON
--------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                        |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       JAPAN
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         22,031,038 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH         9.   SOLE DISPOSITIVE POWER
    REPORTING            22,031,038 (1)
      PERSON        ------------------------------------------------------------
       WITH         10.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       22,031,038 (1)
--------------------------------------------------------------------------------

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       56.4% (1)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------
      (1) See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP No.  337486 10 4                                     Page 6  of  8  Pages
----------------------                                     --------------------

--------------------------------------------------------------------------------

  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       STV IV LLC
--------------------------------------------------------------------------------

  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS*

       AF
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR 2(e)                                        |_|

--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                    7    SOLE VOTING POWER

                         10,560,349 (1)
    NUMBER OF       ------------------------------------------------------------
      SHARES        8    SHARED VOTING POWER
   BENEFICIALLY          0
     OWNED BY       ------------------------------------------------------------
       EACH         9.   SOLE DISPOSITIVE POWER
    REPORTING            10,560,349 (1)
      PERSON        ------------------------------------------------------------
       WITH         10.  SHARED DISPOSITIVE POWER
                         0
--------------------------------------------------------------------------------

  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,560,349 (1)
--------------------------------------------------------------------------------

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       27.0% (1)
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       OO
--------------------------------------------------------------------------------
      (1) See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  337486 10 4                                     Page 7  of  8  Pages
----------------------                                     --------------------

         SOFTBANK Holdings, SOFTBANK Technology, SOFTBANK, Son, and STV hereby amend and supplement the Statement on Schedule 13D originally filed by the Reporting Persons on May 11, 1998, as amended on June 4, 1998, June 15, 1998, June 23, 1998, June 29, 1998, August 24, 1998, August 31, 1998 and September 10,
1998 (as amended, the "Statement"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of First Virtual Holdings Incorporated, a Delaware corporation (the "Company").

         The descriptions contained in this Statement of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, which have been filed as exhibits to the Schedule 13D, as amended and supplemented, and incorporated by reference herein. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Statement.


ITEM 4.        PURPOSE OF TRANSACTION.

         Item 4 is hereby amended and supplemented by incorporation of the information set forth in Item 6 with respect to the consummation of the transactions contemplated in the Plan of Reorganization.

ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

         Items 5(a) and 5(b) are hereby amended and supplemented by the addition of the following:

         By virtue of the September 1998 Purchase Agreement described in Item 6, pursuant to which SOFTBANK Holdings and SOFTBANK Technology acquired 820,513 and 805,087 shares of Common Stock, respectively, SOFTBANK Holdings is deemed to have sole voting power and sole dispositive power with respect to 21,151,550 shares of Common Stock. As a consequence, the aggregate number of shares beneficially owned by SOFTBANK Holdings is 21,151,550, representing 54.1% of the Common Stock (based on the number of shares of Common Stock outstanding as of September 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed on November 6, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).

         SOFTBANK Technology and STV are deemed to have sole voting power and sole dispositive power with respect to 10,560,349 shares of Common Stock. As a consequence, the aggregate number of shares beneficially owned by SOFTBANK Technology and STV is 10,560,349, representing 27.0% of the Common Stock (based on the number of shares of Common Stock outstanding as of September 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed on November 6, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).

         By virtue of the Plan of Reorganization and the September 1998 Purchase Agreement, SOFTBANK and Son are deemed to have sole voting power and sole dispositive power with respect to 22,031,038 shares of Common Stock. As a consequence, the aggregate number of shares beneficially owned by SOFTBANK and Son is 22,031,038, representing 56.4% of the Common Stock (based on the number of shares of Common Stock outstanding as of September 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, filed on November 6, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act).


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The transactions contemplated in the Plan of Reorganization, dated as of August 20, 1998, by and among the Company, Epub Holdings, Inc., Epub and certain stockholders of Epub, including SOFTVEN, were consummated on December 9, 1998. As a consequence, SOFTVEN acquired 879,488 shares of Common Stock. In addition, the voting obligation of each of Lee H. Stein, SOFTBANK Holdings, SOFTBANK Technology, Paymentech and First USA, under the Epub Voting Agreement and the irrevocable proxies delivered pursuant thereto, has expired.

         See Items 4 and 5.

CUSIP No.  337486 10 4                                     Page 8  of  8  Pages
----------------------                                     --------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 11, 1998                       SOFTBANK HOLDINGS INC.


                                        By: /s/ Ronald D. Fisher
                                            --------------------------
                                        Name:  Ronald D. Fisher
                                        Title: Vice Chairman


                                        SOFTBANK TECHNOLOGY VENTURES IV L.P.


                                        By: STV IV LLC
                                        Its General Partner


                                             By:  /s/ Gary Rieschel
                                                  -----------------------
                                             Name:  Gary Rieschel
                                             Title: Executive Managing Director


                                        SOFTBANK CORPORATION


                                        By:  /s/ Ronald D. Fisher
                                             ---------------------
                                        Name: Ronald D. Fisher
                                        Title:  Attorney-in-Fact


                                        MASAYOSHI SON


                                        By:  /s/ Ronald D. Fisher
                                             ---------------------
                                        Name:  Ronald D. Fisher
                                        Title: Attorney-in-Fact


                                        STV IV LLC


                                        By:  /s/ Gary Rieschel
                                             ---------------------
                                        Name:  Gary Rieschel
                                        Title: Executive Managing Director